EXHIBIT 99.1

                          American Banknote Corporation
                                 200 Park Avenue
                          New York, New York 10166-4999




Contact:          Jean Marie Young
                  Director - Investor Relations
                  (212) 557-9100

                                                           FOR IMMEDIATE RELEASE
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          AMERICAN BANKNOTE CORPORATION ANNOUNCES PRIVATE PLACEMENT OF
         UNITS CONSISTING OF $95,000,000 SENIOR SUBORDINATED NOTES WITH
     WARRANTS AND THE EXPIRATION OF ITS TENDER OFFER FOR ITS 11 5/8% SENIOR
                                 NOTES DUE 2002

NEW YORK, NY, December 12, 1997 -- American Banknote Corporation (formerly United States Banknote Corporation) (NYSE : ABN) today announced that it has completed a private placement in reliance on Rule 144A of 95,000 Units, consisting of $95,000,000 aggregate principal amount its 11 1/4% Senior Subordinated Notes due 2007 and Warrants to Purchase an aggregate of 1,185,790 shares of its Common Stock. Each Unit will consist of $1,000 principal amount of Notes and one Warrant to purchase 12.482 shares of the Company's Common Stock at an exercise price of $5.50 per share. Approximately $64.8 million of the proceeds of the sale will be used to purchase the Company's 11 5/8% Senior Notes due 2002 at a price of $1,094.47 per validly tendered note pursuant to its previously announced tender offer and consent solicitation. The remaining proceeds will be used for general corporate purposes including repaying outstanding amounts under the Company's revolving credit facility and funding several pending acquisitions.

Morris Weissman, American Banknote's Chairman and Chief Executive Officer, commented, "We view this privately placed debt as the beginning of a multi-phased refinancing whereby we have converted senior debt to subordinated debt. As a second phase, we are currently exploring refinancing our Austrailian debt to further increase our flexibility."

Chase Securities Inc., Bear, Stearns & Co. Inc., NationsBank Montgomery Securities, Inc. and Societe Generale Securities Corporation served as Initial Purchasers in connection with the Rule 144A Offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be an offer or sale of the securities in the proposed offering in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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